                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           Saga Communications, Inc.
                (Name of Registrant as Specified In Its Charter)

                           Saga Communications, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                           SAGA COMMUNICATIONS, INC.
                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                            NOTICE OF ANNUAL MEETING
                                  MAY 12, 1997

To the Stockholders of
Saga Communications, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the "Corporation"), will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 12, 1997 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

          (2) To ratify the adoption of the Saga Communications, Inc. 1997 Non-Employee Directors Stock Option Plan.

          (3) To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1997.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            MARCIA LOBAITO
                                            Secretary

April 8, 1997
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                           SAGA COMMUNICATIONS, INC.

                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1997

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Saga Communications, Inc. (the "Corporation") to be held on May 12, 1997 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 1997 will be entitled to vote. The stock transfer books will not be closed.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any stockholder giving a proxy in such form has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon.

     As of March 31, 1997, the Corporation had outstanding and entitled to vote 7,088,426 shares of Class A Common Stock and 966,808 shares of Class B Common Stock (the Class A and Class B Common Stock collectively, the "Common Stock"). Each share of Class A Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting and each share of Class B Common Stock entitles the holder thereof to one vote in the election of directors and ten votes on the other matters to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class, except that in the election of directors the holders of Class A Common Stock vote as a separate class to elect two directors. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of accountants and the adoption of the non-employee directors stock option plan will have the same legal effect as a vote against such matter. Under the rules of the American Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors, the ratification of accountants and the adoption of the non-employee directors stock option plan. As a result, broker non-votes will have no effect on the outcome of the election of directors, the ratification of accountants and the adoption of the non-employee directors stock option plan.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 8, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1997, certain information concerning the ownership of shares of Common Stock by (i) each person or group who is known by the Corporation to own beneficially more than five percent of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Corporation, (iii) each named executive officer described in "Executive Compensation" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

                                                       NUMBER OF SHARES(1)            PERCENT OF CLASS
                                                    -------------------------      -----------------------
                       NAME                          CLASS A          CLASS B        CLASS A       CLASS B
--------------------------------------------------  ---------         -------      -----------     -------
Wellington Management Company.....................    451,686(2)          --            6.4%          --
  75 State Street
  Boston, MA 02109

T. Rowe Price Associates, Inc.....................    688,000(3)          --            9.7%          --
T. Rowe Price Small Cap Value Fund, Inc...........    656,250(3)          --            9.2%          --
  100 E. Pratt Street
  Baltimore, MD 21202

Ronald Baron......................................  2,666,224(4)          --           37.6%          --
  767 Fifth Avenue
  New York, NY 10153

Edward K. Christian...............................     35,000(5)      996,808(6)          *          100%
Jonathan Firestone................................      8,125             --              *           --
Joseph P. Misiewicz...............................        409(7)          --              *           --
William P. Collatos...............................     13,045(8)          --              *           --
Gary Stevens......................................        -0-             --              *           --
Steven J. Goldstein...............................    155,274(5)          --            2.2%          --
Norman L. McKee...................................     78,758(5)          --            1.1%          --
All directors and executive officers as a group...    295,163(5)      966,808(6)        4.2%         100%

---------------
(1) Does not reflect the five-for-four stock split effective April 1, 1997.

(2) According to its Form 13G on file with the Securities and Exchange Commission ("SEC"), Wellington Management Company has sole and shared voting power with respect to 0 and 232,561 shares, respectively, and shared dispositive power as to 451,686 shares.

(3) According to their joint Schedule 13G on file with the SEC, T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. have sole voting power with respect to 31,750 and 656,250 shares, respectively, no shared voting power, have sole dispositive power with respect to 688,000 and 0 shares, respectively, and have no shared dispositive power.

(4) According to his Form 13D on file with the SEC, Mr. Baron has sole voting and dispositive power with respect to 382,000 shares in his capacity as general partner of two investment partnerships, Baron Capital Partners, L.P. and Baron Investment Partners, L.P., and shared voting and dispositive power with respect to 2,284,224 shares in his capacity as a controlling person of two registered investment advisers, BAMCO, Inc. and Baron Capital Management, Inc.

(5) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan: Mr. Christian, 35,000 shares, Mr. Goldstein, 112,156 shares; Mr. McKee, 78,562 shares; and all directors and executive officers as a group, 229,888 shares.

(6) Includes 966,808 shares of Class B Common Stock pledged to the Corporation to secure a note to the Corporation. See "Certain Transactions -- Loan to Principal Stockholder".

(7) Mr. Misiewicz has shared voting power with his son as to 99 of these shares.

(8) Mr. Collatos disclaims beneficial ownership of 1,952 of these shares which are held in trust for his children.

* Less than 1%.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of the Class A Common Stock and that the four persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share entitling the holder thereof to one vote. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
----------------------------------------  ----------------------------------------    --------
DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK:

Jonathan Firestone, 52..................  President and Chief Executive Officer of    12/92
                                          BBDO Minneapolis and director of BBDO,
                                          North America (advertising agency)
                                          since 1989

Joseph P. Misiewicz, 50.................  Professor, Telecommunications Department    12/92
                                          since 1996; Chairperson,
                                          Telecommunications Department at Ball
                                          State University from 1990 to 1996

DIRECTORS TO BE ELECTED BY HOLDERS OF COMMON STOCK:

Edward K. Christian, 52.................  President, Chief Executive Officer and       3/92
                                          Chairman of the Corporation and its
                                          predecessor since 1986

William P. Collatos, 42.................  General Partner, Spectrum Equity            12/92
                                          Investors (venture capital firm) since
                                          1993; Investor and Consultant to media
                                          industry from 1990 to 1993

Norman L. McKee, 41.....................  Senior Vice President since 1994; Chief      3/92
                                          Financial Officer and Treasurer of the
                                          Corporation and its predecessor since
                                          1988

Gary Stevens, 57........................  Managing Director, Gary Stevens & Co.        7/95
                                          (media broker) since 1986

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Messrs. Collatos, Firestone, Misiewicz and Stevens (Chair), which is charged with the responsibility of reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met twice during the Corporation's last fiscal year. The Compensation Committee also administers the Corporation's 1992 Stock Option Plan.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Messrs. Collatos, Firestone (Chair), and Misiewicz, which is charged with the responsibility of reviewing the Corporation's internal auditing procedures and accounting controls and considers the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met twice during the Corporation's last fiscal year.

     The Board of Directors does not have a nominating committee as the Board as a whole considers the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of five meetings during 1996. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

     Each director of the Corporation who is not an employee receives fees of $4,000 per year, plus $1,000 for each Board or committee meeting attended in person and $200 for each telephonic meeting attended. In addition, the Chairs of the Committees receive $2,000 per year. Upon adoption of the Corporation's 1997 Non-Employee Directors Stock Option Plan, options will be granted to the directors in lieu of these fees retroactive to January 1, 1997. See "Approval of Directors Stock Option Plan". Directors may elect to receive life insurance premiums in lieu of their compensation. Mr. Firestone is the only director to make such election and, as a result, the Corporation paid life insurance premiums on his behalf in the amount of $16,992 in 1996. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended December 31, 1996, 1995, and 1994 of the Corporation's chief executive officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                AWARDS
                                                                             ------------
                                                                              SECURITIES
                                                              ANNUAL          UNDERLYING
                                                           COMPENSATION        OPTIONS/
                                                       --------------------      SARS         ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR     SALARY      BONUS    (SHARES)(1)   COMPENSATION(2)
---------------------------------------------  ----    --------    --------  ------------  ---------------
Edward K. Christian..........................  1996    $335,000    $250,000       6,250         $3,427
  President, CEO                               1995    $311,000    $250,000      11,719         $3,160
                                               1994    $300,000    $250,000      46,875         $2,087

Steven J. Goldstein..........................  1996    $240,000    $ 56,000       2,500         $2,181
  Executive Vice President and Group           1995    $223,000    $ 50,000       4,882         $2,046
  Program Director                             1994    $215,000    $ 50,000      23,437         $1,472

Norman L. McKee..............................  1996    $200,000    $ 56,000       2,500         $1,708
  Senior Vice President, Chief Financial       1995    $181,000    $ 50,000        -0-          $1,563
  Officer and Treasurer                        1994    $175,000    $ 50,000      52,734         $1,182

---------------
(1) Restated to reflect five-for-four stock splits effective July 31, 1995, April 30, 1996 and April 1, 1997.

(2) Consists of life insurance premiums or payments in lieu thereof in 1996, 1995, and 1994.

     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1992 Stock Option Plan (the "Option Plan") in the year ended December 31, 1996 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                  --------------------------------------------------------------------     POTENTIAL REALIZABLE
                                                       % OF                                                  VALUE AT ASSUMED
                                    NUMBER OF         TOTAL                                                  ANNUAL RATES OF
                                   SECURITIES      OPTIONS/SARS    EXERCISE                                    STOCK PRICE
                                   UNDERLYING       GRANTED TO       OR        GRANT-                        APPRECIATION FOR
                                    OPTIONS/        EMPLOYEES       BASE     DATE MARKET                      OPTION TERM(4)
                                      SARS          IN FISCAL      PRICE        PRICE       EXPIRATION    ----------------------
              NAME                 GRANTED(1)          YEAR        ($/SH)     PER SHARE        DATE          5%           10%
--------------------------------- -------------    ------------    ------    -----------    ----------    --------      --------
Edward K. Christian..............      6,250(2)        13.4%       $11.39      $17.30          7/1/06     $104,924(3)   $209,248(3)
Steven J. Goldstein..............      2,500(2)         5.3%       $11.39      $17.30          7/1/06     $ 41,970(3)   $ 83,699(3)
Norman L. McKee..................      2,500(2)         5.3%       $11.39      $17.30          7/1/06     $ 41,970(3)   $ 83,699(3)

---------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted. Reflects five-for-four stock split effective April 1, 1997.

(2) Granted to the named executive officers on July 1, 1996 pursuant to the Option Plan. The options become exercisable in 20% increments on March 1, 1997, 1998, 1999, 2000 and 2001, respectively. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $28.18 and 10% results in a stock price per share of $44.87.

(4) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above.

                            FY-END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                      OPTIONS/SARS AT                IN-THE-MONEY OPTIONS/
                                                                         FY-END(1)                     SARS AT FY-END(2)
                                  SHARES ACQUIRED    VALUE     -----------------------------     -----------------------------
              NAME                  ON EXERCISE     REALIZED   EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------------------  ---------------   --------   -----------     -------------     -----------     -------------
Edward K. Christian.............       21,094       $154,858          --           43,749                --         $394,771
Steven J. Goldstein.............           --             --      97,852           42,344          $996,287         $409,855
Norman L. McKee.................       11,718       $158,740      70,703           27,501          $807,198         $246,856

---------------
(1) Reflects five-for-four stock splits effective July 31, 1995, April 30, 1996 and April 1, 1997.

(2) Based on the closing price on the American Stock Exchange of the Corporation's Common Stock on December 31, 1996, as adjusted to reflect the five-for-four stock split effective April 1, 1997 ($15.60).

                         COMPENSATION COMMITTEE REPORT

OVERVIEW

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of four independent non-employee members of the Board of Directors. The responsibilities of the Committee include reviewing the Corporation's management compensation programs and making recommendations to the Board of Directors with respect to compensation.

     The Committee believes that in order to maximize shareholder value the Corporation must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management compensation program is to both reward short-term performance and motivate long-term performance in such a way that management's incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of the Corporation, although no specific target level of equity holdings has been established by the Committee.

EXECUTIVE COMPENSATION PROGRAM

     In order to meet these objectives, the Corporation's executive compensation program consists of three primary components: salary, bonuses, and stock options. The Committee has established guidelines for the annual cash compensation for the three senior executives named in the Summary Compensation Table and the station managers (the "executives"). Under these guidelines, the executives' aggregate budgeted cash compensation should not exceed a targeted percentage of budgeted operating profits (i.e., earnings before taxes, interest, depreciation, amortization and extraordinary items) before deduction of the executives' budgeted cash compensation. In addition, the salary portion of the annual cash compensation is targeted to be no more than 75% of the total and the bonus portion no less than 25% of the total. Salaries are established for each executive officer on the basis of the scope of responsibility and accountability within the Corporation, and take into account publicly available compensation levels for comparable positions in the entities which comprise the Peer Group used for the Performance Graph set forth on page 8 hereof. The Committee attempts to set compensation at levels approximating the median compensation rates of comparable positions in the Peer Group. Bonuses for the executives are determined based on the Committee's judgment of the Corporation's operating profitability, growth in revenues and profits and overall financial condition, and the individual executive's contribution to these results.

     Grants of stock options are a major part of the Corporation's long-term incentive strategy. The Committee believes that options provide executives with an economic stake in the Corporation's future parallel to that of the stockholders. The Committee has established a guideline that the aggregate annual option grants to the executive officers named in the Summary Compensation Table not exceed 1% of the Corporation's outstanding common stock on a fully-diluted basis, after giving appropriate consideration to previously granted options and the aggregate size of the current award. In addition, in order to motivate the executives to take a long-term perspective, the Committee has adopted a policy to set the exercise price of options granted based on an inverse relationship to annual cash flow growth. Finally, in addition to the stock options to be granted to the executive officers named in the Summary Compensation Table, the Committee has recommended that a further 1% of outstanding stock be made available annually in the form of options to be granted to the station managers based upon individual results of the stations under their management.

     On the basis of the factors described above and the Committee's subjective judgment of each officer's performance, none of which factors are given specific numerical weighting, the Committee set the salaries, bonuses and stock option grants of the executives, including the President and Chief Executive Officer. The compensation of the senior executives was determined based on the Company's overall performance. Comparison of the Company's stock performance to its Peer Group was not a significant consideration in the determination of bonus amounts and stock option awards since the Committee believes the Company's operating performance is not directly reflected in the Company's stock valuation, owing in part to its relatively small capitalization and consequent lack of broad-based institutional ownership. The Committee intends to reevaluate its compensation policies on an annual basis.

CEO COMPENSATION

     In 1996, the Corporation's most highly compensated executive officer was Edward K. Christian, President and Chief Executive Officer. Options to purchase 6,250 shares of Class A Common Stock (after giving effect to the five-for-four stock split effective April 1, 1997) at a price of $11.39 per share were granted to Mr. Christian in 1996. In addition, his salary was increased by $15,000 or 4.4% effective January 1, 1997.

     In determining the 1996 bonus paid to Mr. Christian and the salary increase for 1997, the Committee took into account the Corporation's financial performance in 1996 and the criteria discussed above. During the year ended December 31, 1996, the Corporation's net revenue increased by 13% over the year ended December 31, 1995 to $56,240,000. Broadcast cash flow (defined as station operating income excluding depreciation, amortization and corporate general and administrative expenses) increased by 13% and net income for the year ended December 31, 1996 was $3,935,000 compared to $2,678,000 for the year ended December 31, 1995. After-tax cash flow (defined as net income plus depreciation, amortization [excluding film rights], loss on the sale of assets, and deferred taxes) increased by 6% over the year ended December 31, 1995. Set forth below is a chart summarizing the Corporation's operating results over the past three fiscal years.

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
     Net Operating Revenue....................................  $56,240     $49,699     $44,380
     Broadcast Cash Flow......................................  $19,611     $17,263     $15,502
     Net Income...............................................  $ 3,935     $ 2,678     $ 2,306
     After-tax Cash Flow......................................  $10,143     $ 9,564     $ 8,052

IRS MATTERS

     Under section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance-based are disallowed for publicly-traded companies. Given that levels of compensation paid by the Corporation are expected to be significantly below $1 million, the Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program as performance-based compensation within the meaning of
Section 162(m).

                        EXECUTIVE COMPENSATION COMMITTEE

                              William P. Collatos
                               Jonathan Firestone
                              Joseph P. Misiewicz
                              Gary Stevens (Chair)

CORPORATE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 of the Corporation's Class A Common Stock against the cumulative total return of the AMEX Market Value Index, and of a peer group consisting of the following radio broadcast companies: EZ Communications Inc., Clear Channel Communications Inc., Evergreen Media Corp., Infinity Broadcasting Corp., Jacor Communications Inc., American Radio Systems Corp., Children's Broadcasting Corp., SFX Broadcasting, Inc., Emmis Broadcasting Corp., Heftel Broadcasting Corp. and Paxson Communications Corp. (the "Peer Group"). The graph and table assume that $100 was invested on December 11, 1992 (the effective date of the Corporation's initial public offering) in each of the Corporation's Class A Common Stock, the AMEX Market Value Index and the Peer Group and that all dividends were reinvested.

        Measurement Period            Saga Communica-    AMEX Market Value
      (Fiscal Year Covered)                tions               Index            Peer Group
12/31/92                                  102.20              101.80               97.70
12/31/93                                  151.60              119.70              240.90
12/30/94                                  127.30              111.70              261.80
12/29/95                                  179.80              144.20              437.70
12/31/96                                  269.80              147.00              577.00

EMPLOYMENT CONTRACTS

     Mr. Christian has a five-year employment agreement with the Corporation which expires in 1997. The agreement provides for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The 1996 base annual salary under the agreement was $335,000, subject to annual cost of living adjustments. The Board of Directors has increased Mr. Christian's salary under the agreement to $350,000 effective January 1, 1997. The agreement also provides that he is eligible for annual bonuses and stock options to be awarded at the discretion of the Board of Directors. The agreement may be terminated by either party in the event of Mr. Christian's disability for a continuous period of six months or an aggregate period of nine months within any 18 month period. In addition, the Corporation may terminate the agreement for cause and Mr. Christian may terminate the agreement at any time after the sale of all or substantially all of the Corporation's assets or the merger of the Corporation if the Corporation is not the surviving entity.

     The employment agreement also contains a covenant not to compete restricting Mr. Christian from competing with the Corporation in any of its markets during the term of the agreement and for a three year period thereafter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1996 all
Section 16(a) filing requirements applicable to its insiders were complied with.

                              CERTAIN TRANSACTIONS

LOAN TO PRINCIPAL STOCKHOLDER

     In 1990, Boston Ventures Limited Partnership made a loan to Mr. Christian in the amount of $690,700 to finance his capital contribution to Saga Communications Limited Partnership. Pursuant to the reorganization of the Corporation in December 1992, the original note evidencing such loan was cancelled and a new note in such amount was issued to the Corporation by Mr. Christian. The loan from the Corporation is on a non-recourse basis and bears interest at a rate per annum equal to the lowest rate necessary to avoid the imputation of income for federal income tax purposes, with principal and interest due and payable in a single payment on December 31, 2002. The loan is secured by the Class B Common Stock currently owned by Mr. Christian.

                    APPROVAL OF DIRECTORS STOCK OPTION PLAN

BACKGROUND

     The 1997 Non-Employee Directors Stock Option Plan (the "Directors Plan") is intended to provide a means to attract and retain highly-qualified persons to serve as non-employee directors of the Corporation and to promote ownership by non-employee Directors of a greater proprietary interest in the Corporation, thereby aligning their interests more closely with the interests of the stockholders.

     Pursuant to the terms of the Directors Plan, 100,000 shares of the Corporation's Common Stock are reserved for grant to non-employee directors. The Directors Plan was adopted by the Board of Directors, including the non-employee directors who are eligible to participate in the Directors Plan, on February 24, 1997. On that date, four directors were eligible to participate in the Directors Plan.

     Approval of the Directors Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. The Board of Directors recommends that you vote FOR the approval of the Directors Plan.

THE DIRECTORS PLAN

     The principal features of the Directors Plan are summarized below, but such summary is qualified in its entirety by reference to the terms of the Directors Plan, copies of which are available without charge upon written request to the Secretary of the Corporation.

     Participation. Directors of the Corporation who are not employees of the Corporation are eligible to receive options under the Directors Plan.

     Administration. The Directors Plan is administered by the Board of Directors of the Corporation, which interprets and construes the terms of the Directors Plan. After being granted an option, each optionee must enter into an option agreement with the Corporation setting forth the terms of the option. Upon exercise of options, optionees are required to pay the option price in full prior to receipt of certificates representing shares of Common Stock.

     Terms of Options. On the last business day of January of each year during the term of the Directors Plan, in lieu of their directors' retainer for the previous year, each eligible director shall automatically be granted an option to purchase that number of shares of the Corporation's Class A Common Stock equal to the amount of the retainer divided by the fair market value of the Corporation's Common Stock on the last trading day of the December immediately preceding the date of grant less $.01 per share. The option exercise price shall be $.01 per share.

     The options granted pursuant to the Directors Plan are non-qualified stock options. See "Federal Income Tax Consequences" below.

     Options granted under the Directors Plan shall be immediately vested and exercisable on the date of grant. The options may be exercised for a period of 10 years from the date of grant of the option.

     Stock Dividends or Splits. Appropriate adjustments will be made in the number of shares covered by each option and to the option exercise price in the event of any change in the Class A Common Stock of the Corporation by reason of any reorganization, recapitalization, reclassification, split or reverse stock split, or of any similar change affecting the Corporation's voting stock.

     Duration and Amendment of Directors Plan. The Directors Plan shall remain in effect until all shares subject to, or which may become subject to, the Directors Plan shall have been issued pursuant to the Directors Plan; provided that no grants shall be made under the Directors Plan after May 12, 2007, and the Board may terminate the Directors Plan prior to that date. Amendments may be made by the Board of Directors, provided, however, that no action of the Board may deprive existing optionees of any rights under the Directors Plan without the consent of the optionee.

     Federal Income Tax Consequences. Options issued under the Directors Plan are intended to be treated as non-qualified stock options under the Internal Revenue Code of 1986, as amended. The grant of a non-qualified option does not result in recognition of income to the optionee. Upon the exercise of a non-qualified option, the amount by which the fair market value of the Corporation's Common Stock on the date of exercise exceeds the option exercise price is taxed to the optionee as ordinary income. The Corporation is entitled to a deduction in the amount of the ordinary income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his non-qualified option, he will realize gain or loss in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this proxy statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Directors Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Directors Plan and the sale or other disposition of shares acquired upon exercise of options.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1997 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of

Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by Ernst & Young LLP during the year ended December 31, 1996 were furnished at customary rates.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1996 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the SEC, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 1998 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236 and must be received at that address on or before December 9, 1997, in order to be included in the Corporation's proxy relating to the 1998 Annual Meeting.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                          By order of the Board of Directors,

                                          MARCIA LOBAITO
                                          Secretary
Grosse Pointe Farms, Michigan
April 8, 1997

                                                                      1161-PS-97

                                  DETACH HERE                           SAG 2



                           SAGA COMMUNICATIONS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P
          The undersigned hereby appoints Edward K. Christian, Norman L. McKee
R and Marcia K. Lobaito, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with
O all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga
X Communications, Inc. at the Annual Meeting of its Stockholders to be held May 12, 1997 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED
Y WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.





                                                                 -------------
                                                                  SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SIDE
                                                                 -------------

[SAGA LOGO]                                                  THIS IS YOUR PROXY.

                                                         YOUR VOTE IS IMPORTANT.



Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy card in the enclosed envelope.



                        COMPANY'S RECENT DEVELOPMENTS


On February 25, 1997, the Company reported a 47% increase in net income for the year ended December 31, 1996.

On February 25, 1997, the Company announced a 5 for 4 stock split for stockholders of record March 17, 1997, effective April 1, 1997.

On March 4, 1997, the Company announced the acquisition of radio stations WFMR FM and WFMI FM, serving Milwaukee, Wisconsin for $5,000,000.







                                 DETACH HERE                              SAG 2

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL PROPOSALS.
1. ELECTION OF DIRECTORS:
NOMINEES: Jonathan Firestone, Joseph P. Misiewicz, Edward K.     2. To ratify the adoption of the 1997      FOR  AGAINST  ABSTAIN
Christian, William P. Collatos, Norman L. McKee and Gary            Non-Employee Directors Stock            [ ]    [ ]      [ ]
Stevens.                                                            Option Plan.
               FOR                WITHHELD
               [ ]                  [ ]                          3. To ratify the selection of Ernst &
                                                                    Young LLP as independent auditors       [ ]    [ ]      [ ]
                                                                    of the Corporation for the fiscal year
[ ]_________________________________________________                ending December 31, 1997.
INSTRUCTION: To withhold authority to vote for any
individual nominee, write that nominee's name above.             4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                                                              MARK HERE
                                                                            FOR ADDRESS     [ ]
                                                                             CHANGE AND
                                                                           NOTE AT LEFT

                                                                 PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                                                                 THE ENCLOSED ENVELOPE.

                                                                 Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                                      Date:            Signature:                                      Date:
          --------------------------------------     ------------          --------------------------------------     ------------
